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             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                          ENHANCED DEATH BENEFIT RIDER

OVERVIEW: This Enhanced Death Benefit Rider ("Rider") is an optional rider the Owner has selected. It provides a Death Benefit with a guarantee that increases if the Accumulated Value reaches certain values.

APPLICABILITY: This Rider is made a part of the contract to which it is attached and is effective on the issue date.

DEFINITIONS: Current Breakthrough Value - Under this Rider, it is the value guaranteed when a Death Benefit is paid. On the issue date, it is equal to the initial payment. The Current Breakthrough Value increases each time the Accumulated Value grows to an amount equal to or greater than the Target Breakthrough Value (see definition below). The Current Breakthrough Value immediately after such growth in the Accumulated Value will be equal to the Target Breakthrough Value immediately prior to such growth. This value is increased by subsequent Payments and proportionately reduced by subsequent withdrawals (see Payments and Withdrawals, below).

Target Breakthrough Value - Under this Rider, it is equal to [115%] of the Current Breakthrough Value.

BENEFIT: The "Death Benefit" section of the "DEATH BENEFIT" provision is replaced by the following:

I. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date and before his/her [80th] birthday, the Death Benefit will be the greater of:

       (a) The Accumulated Value on the date on which both the death certificate and all necessary claim paperwork have been received at the Principal Office increased for any positive Market Value Adjustment ("MVA"), if applicable or

       (b) The Current Breakthrough Value on the date of death.

II. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date and on or after his/her [80th] birthday, the Death Benefit will be the greater of:

       (a) The Accumulated Value on the date on which both the death certificate and all necessary claim paperwork have been received at the Principal Office increased for any positive MVA, if applicable or

       (b) The Death Benefit, as calculated under Section I of this provision, that would have been payable on the deceased's [80th] birthday, increased for subsequent Payments and proportionately reduced for subsequent withdrawals.

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PAYMENTS AND WITHDRAWALS:

I. When a Payment is made, on the date the Request for Payment is received at the Principal Office:

       (a) the Current Breakthrough Value will increase by an amount equal to the Payment and

       (b) the Target Breakthrough Value will increase to an amount equal to [115%] of the Current Breakthrough Value immediately after such Payment.

II. When a withdrawal is taken, on the date the Request for withdrawal is received at the Principal Office:

       (a) the Current Breakthrough Value will be proportionately reduced and

       (b) the Target Breakthrough Value will decrease to an amount equal to [115%] of the Current Breakthrough Value immediately after such withdrawal.

PROPORTIONATE REDUCTION: Sections II(b) of the "Benefit" provision and II(a) of the "Payments and Withdrawals" provision refer to a proportionate reduction. This proportionate reduction is calculated by multiplying the (b) value or the Current Breakthrough Value, whichever applicable, immediately prior to the withdrawal by the following:

                            Amount of the withdrawal
                            ------------------------
              Accumulated Value immediately prior to the withdrawal

CHARGE FOR BENEFIT: [While this Rider is in effect, the Company will assess an Enhanced Death Benefit Charge. The charge is equal to .25% on an annual basis of the Accumulated Value of the contract deducted Pro Rata on the last day of each contract month.] This charge only applies during the Accumulation Phase.

TERMINATION: This Rider will terminate on the earliest of the following:

       (a) the Annuity Date

       (b) the date the Company determines a Death Benefit is payable and the contract is not continued under a spousal takeover; or

       (c) surrender of the contract.


                    Signed for the Company at Dover, Delaware



             /s/ Richard M. Reilly               /s/ Charles F. Cronin
                 ------------------------            ------------------------
                 President                           Secretary